Exhibit 107

Calculation of Filing Fee Tables

Form S-3

22ND CENTURY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type(1)	Security Class Title	Fee Calculation Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	—		—	—	—	—	—
Equity	Preferred Stock, $0.00001 par value per share	—		—	—	—	—	—
Other	Securities Purchase Contracts	—		—	—	—	—	—
Other	Debt Securities	—		—	—	—	—	—
Other	Warrants	—		—	—	—	—	—
Other	Subscription Rights	—		—	—	—	—	—
Other	Units(4)	—		—	—	—	—	—
Unallocated (Universal) Shelf	—	457	(o)	—	—	$250,000,000	0.0001102	$27,550
Total Offering Amounts								$27,550
Total Fee Offsets								—
Net Fee Due								$27,550

(1)         Represents securities that may be offered and sold from time to time in one or more offerings by 22nd Century Group, Inc.

(2)         There are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock and securities purchase contracts; such indeterminate principal amount of debt securities; such indeterminate number of warrants to purchase common stock, preferred stock, debt securities, securities purchase contracts and/or units; such indeterminate number of subscription rights; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $250,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock, principal amount of debt securities, rights, and warrants as may be issued upon conversion of or exchange for preferred stock, debt securities that provide for conversion or exchange; upon exercise of warrants; pursuant to the terms of any units; or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar events.

(3)         The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)         Each unit will represent an interest in two or more securities, which may or may not be separable from one another.